Exhibit 99.1

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Jerry Richards	Mark Benson
	509.835.1521	509.835.1513

Potlatch Corporation Reports Second Quarter 2017 Results

SPOKANE, Wash – July 24, 2017 - Potlatch Corporation (Nasdaq: PCH) today reported net income of $24.3 million, or $0.59 per diluted share, on revenues of $163.2 million for the quarter ended June 30, 2017. Net loss was $31.3 million, or $0.77 per diluted share, on revenues of $141.5 million in the second quarter of 2016. Excluding the after-tax loss of $36.7 million on the sale of central Idaho timber and timberlands, net income was $5.4 million, or $0.13 per diluted share for the quarter ended June 30, 2016.

“The power of our leverage to lumber prices was reflected in our strong financial performance in the second quarter,” said Mike Covey, chairman and chief executive officer.  “Our Wood Products segment shipped a record volume of lumber for the third time in four quarters, maximizing the benefit of robust lumber prices.  Lumber prices also lifted mixed sawlog prices in Idaho and cedar sawlog prices remain at record levels,” stated Mr. Covey.

Financial Highlights (in millions, except per share data)

	Q2 2017	Q1 2017	Q2 2016
Revenues	$163.2	$149.7	$141.5
Net income	$24.3	$16.9	$(31.3)
Net income per diluted share	$0.59	$0.41	$(0.77)
Distribution per share	$0.375	$0.375	$0.375
Net cash from operations	$37.5	$41.9	$16.8
Cash and cash equivalents	$110.3	$101.7	$65.4

Business Performance: Q2 2017 vs. Q1 2017

Resource

Resource’s operating income was $19.5 million on revenues of $55.9 million in the second quarter, compared to operating income of $14.9 million on revenues of $51.8 million in the first quarter of 2017. Northern sawlog prices increased 26% relative to the first quarter due primarily to the effect of higher lumber prices on indexed sales agreements. Lower harvest volumes due to spring break-up in Idaho and slightly lower Southern sawlog prices partially offset the benefit of higher Northern sawlog prices.

Wood Products

Wood Products earned $24.7 million on revenues of $114.5 million in the second quarter, compared to operating income of $8.7 million on revenues of $95.6 million in the first quarter of 2017. Average lumber prices were 11% higher and shipments increased 13% in the second quarter compared to the first quarter.

Real Estate

Real Estate’s operating income was $5.8 million on revenues of $8.1 million in the second quarter, compared to operating income of $8.6 million on revenues of $14.5 million in the first quarter of 2017.  Fewer acres were sold at a lower average sales price in the second quarter compared to the first quarter.

Outlook

“Due to a seasonal increase in our harvest volumes, we expect significantly improved operating results in our Resource segment in the third quarter.  We are very pleased with the outlook for our three business segments and believe that our significant leverage to lumber pricing will translate into strong earnings for the balance of the year,” concluded Mr. Covey.

Reconciliation of Q2 2016 Earnings (in millions, except per share data)

	Amount	Per Share
Net income (loss)	$(31.3)	$(0.77)
Net loss on sale of central Idaho timberland	36.7	0.90
Net income (loss), as adjusted	$5.4	$0.13

Conference Call Information

A live conference call and webcast will be held today, July 25, 2017, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 47086081. Supplemental materials that will be discussed during the call are available on the website.

A replay of the conference call will be available two hours following the call until August 1, 2017 by calling

1-800-585-8367 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 47086081 to access the replay.

About Potlatch

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.4 million acres of timberland in Alabama, Arkansas, Idaho, Minnesota and Mississippi. Potlatch, a certified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary. More information about Potlatch can be found on the company’s website at www.potlatchcorp.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, our expectations regarding the U.S. housing market; strong repair and remodel market; lumber demand and pricing; future company performance; the direction of our business markets; business conditions, pricing, EBITDDA and earnings in our Resource, Wood Products and Real Estate segments; company earnings in the third quarter of 2017 and for the full year;  harvest volumes in the third quarter of 2017 and for the full year; percentage of total harvest that will occur in the North and South and the percentage of sawlogs to be harvested in the North and the South in the third quarter of 2017; robust cedar sawlog market resulting in an increase in EBITDDA compared to 2016; lumber shipments in the third quarter of 2017 and for the year; real estate sales in the third quarter of 2017; capital projects and capital expenditures in 2017; corporate expenses and interest expense in the third quarter of 2017; tax rate for the third quarter of 2017 and full year; debt maturities; and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the U.S. housing market, changes in timberland values; changes in timber harvest levels on the company's lands; changes in timber prices; changes in policy regarding governmental timber sales; availability of logging contractors and shipping capacity; changes in the United States and international economies; changes in the level of construction activity; changes in Asia demand; changes in tariffs, quotas and trade agreements involving wood products; currency fluctuation; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; restrictions on harvesting due to fire danger; changes in raw material, fuel and other costs; changes in share price; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

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Potlatch Corporation

Consolidated Statements of Income (Loss)

Unaudited

	Three Months Ended
	June 30,	March 31,	June 30,	Six Months Ended June 30,
(Dollars in thousands, except per share amount)	2017	2017	2016	2017	2016
Revenues	$163,229	$149,681	$141,495	$312,910	$269,391
Costs and expenses:
Cost of goods sold	111,556	112,783	113,377	224,339	223,192
Selling, general and administrative expenses	14,165	12,989	13,824	27,154	26,833
Gain on lumber price swap	(3,265)	—	—	(3,265)	—
Loss on sale of central Idaho[1]	—	—	48,522	—	48,522
	122,456	125,772	175,723	248,228	298,547
Operating income (loss)	40,773	23,909	(34,228)	64,682	(29,156)
Interest expense, net	(7,348)	(4,970)	(8,206)	(12,318)	(14,231)
Income (loss) before income taxes	33,425	18,939	(42,434)	52,364	(43,387)
Income tax (provision) benefit	(9,181)	(2,018)	11,196	(11,199)	12,306
Net income (loss)	$24,244	$16,921	$(31,238)	$41,165	$(31,081)

Net income (loss) per share:
Basic	$0.59	$0.41	$(0.77)	$1.01	$(0.76)
Diluted	$0.59	$0.41	$(0.77)	$1.00	$(0.76)
Dividends per share	$0.375	$0.375	$0.375	$0.75	$0.75
(In thousands)
Weighted-average shares outstanding:
Basic	40,823	40,778	40,784	40,802	40,837
Diluted	41,219	41,071	40,784	41,144	40,837

[1]	In the second quarter of 2016, we sold approximately 172,000 acres of timberlands located in central Idaho for $114 million at a loss of $48.5 million before taxes.

Potlatch Corporation

Condensed Consolidated Balance Sheets

Unaudited

(Dollars in thousands)	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$110,324	$82,584
Receivables, net	23,536	17,284
Inventories	40,124	52,622
Other assets	12,396	11,155
Total current assets	186,380	163,645
Property, plant and equipment, net	74,671	72,820
Timber and timberlands, net	639,178	641,856
Deferred tax assets, net	39,445	42,051
Other assets	7,100	7,309
Total assets	$946,774	$927,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$20,349	$11,032
Accounts payable and accrued liabilities	53,130	43,710
Current portion of pension and other postretirement employee benefits	5,839	5,839
Total current liabilities	79,318	60,581
Long-term debt	558,853	572,956
Pension and other postretirement employee benefits	123,745	123,284
Other long-term obligations	14,529	14,586
Total liabilities	776,445	771,407
Commitments and contingencies
Stockholders' equity:
Common stock, $1 par value	40,610	40,519
Additional paid-in capital	356,453	355,274
Accumulated deficit	(118,120)	(128,775)
Accumulated other comprehensive loss	(108,614)	(110,744)
Total stockholders’ equity	170,329	156,274
Total liabilities and stockholders' equity	$946,774	$927,681

Potlatch Corporation

Condensed Consolidated Statements of Cash Flows

Unaudited

	Six Months Ended June 30,
(Dollars in thousands)	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$41,165	$(31,081)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, depletion and amortization	13,343	16,474
Basis of real estate sold	5,772	5,421
Change in deferred taxes	1,244	(6,784)
Pension and other postretirement employee benefits	6,575	7,830
Equity-based compensation expense	2,348	2,176
Loss on sale of central Idaho timber and timberlands	—	48,522
Other, net	(983)	(1,280)
Change in working capital and operating-related activities, net	9,919	4,383
Net cash from operating activities	79,383	45,661
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(5,939)	(3,488)
Timberlands reforestation and roads	(5,792)	(5,544)
Acquisition of timber and timberlands	(3,132)	(1,161)
Net proceeds from sale of central Idaho timber and timberlands	—	111,460
Other, net	(74)	109
Net cash from investing activities	(14,937)	101,376
CASH FLOWS FROM FINANCING ACTIVITIES
Dividends to common stockholders	(30,457)	(30,453)
Repayment of revolving line of credit borrowings	—	(30,000)
Repayment of long-term debt	(5,000)	(47,600)
Proceeds from issuance of long-term debt	—	27,500
Repurchase of common stock	—	(5,956)
Other, net	(1,249)	(3,075)
Net cash from financing activities	(36,706)	(89,584)
Change in cash and cash equivalents	27,740	57,453
Cash and cash equivalents at beginning of period	82,584	7,925
Cash and cash equivalents at end of period	$110,324	$65,378

Potlatch Corporation

Segment Information

Unaudited

	Three Months Ended
	June 30,	March 31,	June 30,	Six Months Ended June 30,
(Dollars in thousands)	2017	2017	2016	2017	2016
Revenues:
Resource	$55,924	$51,768	$54,826	$107,692	$103,536
Wood Products	114,529	95,592	90,924	210,121	174,162
Real Estate	8,136	14,504	9,954	22,640	15,520
	178,589	161,864	155,704	340,453	293,218
Intersegment Resource revenues	(15,360)	(12,183)	(14,209)	(27,543)	(23,827)
Total consolidated revenues	$163,229	$149,681	$141,495	$312,910	$269,391

Income (loss) before income taxes:
Resource	$19,520	$14,929	$15,672	$34,449	$25,879
Wood Products	24,705	8,684	4,695	33,389	5,651
Real Estate	5,725	8,643	(43,429)	14,368	(41,354)
Eliminations and adjustments	1,053	1,059	(969)	2,112	496
	51,003	33,315	(24,031)	84,318	(9,328)
Corporate	(10,230)	(9,406)	(10,197)	(19,636)	(19,828)
Operating income (loss)	40,773	23,909	(34,228)	64,682	(29,156)
Interest expense, net	(7,348)	(4,970)	(8,206)	(12,318)	(14,231)
Income (loss) before income taxes	$33,425	$18,939	$(42,434)	$52,364	$(43,387)

Depreciation, depletion and amortization:
Resource	$4,274	$4,384	$5,387	$8,658	$11,515
Wood Products	1,839	1,827	1,800	3,666	3,701
Real Estate	—	1	1	1	3
	6,113	6,212	7,188	12,325	15,219
Corporate	158	117	213	275	421
Bond discounts and deferred loan fees	370	373	468	743	834
Total depreciation, depletion and amortization	$6,641	$6,702	$7,869	$13,343	$16,474

Basis of real estate sold:
Real Estate	$1,047	$4,809	$3,509	$5,856	$5,754
Eliminations and adjustments	(65)	(19)	(122)	(84)	(333)
Total basis of real estate sold	$982	$4,790	$3,387	$5,772	$5,421